Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.  PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”.  MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

March 22, 2012

Khan M. Siddiqui, M.D.
Chief Executive Officer
higi llc
350 N. Orleans Street
Chicago, Illinois  60654

Re:	Agreement Between higi llc, an Delaware corporation (“higi”), and Merge Healthcare Solutions Inc., a Delaware corporation (“Merge”), for the Purchase and Sale of Merge Motion Kiosks (“Kiosks”)

Dear Khan:

The purpose of this letter, effective as of the date written above (the “Effective Date”), is to memorialize the agreement and understanding between higi and Merge (each a “Party” and, collectively, the “Parties”) regarding higi’s purchase of Merge’s kiosks as identified in Exhibit A (the “Kiosks”), subject to the terms and conditions we describe in herein letter (the “Agreement”).  In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged by each of the Parties, the Parties hereby stipulate, covenant and agree as follows:

1.           Purchase and Sale.  Subject to the terms and conditions of this Agreement, higi shall purchase from Merge, and Merge shall sell, transfer and assign to higi, all of Merge’s rights, title and interests in and to the Kiosks including the software license granted below.  Higi shall be responsible for the cost of insurance from the manufacturer’s point of origin.  Merge shall deliver Kiosks and the software license granted below to higi at a location and date as specified by higi but in any event no later than March 30, 2012.

2.           Purchase Price.  The purchase price includes those parts and materials as set forth on Exhibit B, the Bill of Materials and Specifications.  The purchase price shall be [***]1 per Kiosk and shall include shipping costs to the warehouse location in Colorado.  Higi shall be responsible for payment of insurance costs during shipment as set forth above. No later than close of business on March 30, 2012, higi shall pay to Merge the amount of Two Million Seven Hundred Fifty Thousand U.S. Dollars ($2,750,000) for the Machines purchased hereunder in immediately available funds.

__________________________
1 ***Confidential Treatment Requested.

200 E. Randolph Street, Suite 2435  |  Chicago, IL  60601  |  P: 312.565.6868  |  F: 312.565.6870

3.           Software License; Warranty.  Merge hereby grants to higi a perpetual, royalty-free license to use the Merge software included with each Kiosk.  Furthermore, Merge shall grant higi a perpetual, royalty-free license to use the included programs, drivers and software for all components in each Kiosk and a perpetual, royalty-free license to develop tothe application programming interfaces of each component in the Kiosk consistent with the specifications developed and agreed to by higi and Merge. Merge represents that the software will be consistent with those specifications upon delivery and installation of the software. Merge represents and warrants that the software will include licenses for any embedded third party software for use consistent with the specifications.

Merge Healthcare warrants that the software shall perform in substantial conformity with the specifications and the documentation and that the media on which the Software is delivered shall be free of defects in material and workmanship for a period of ninety (90) days from the date of delivery of the gold copy. The preceding warranty is conditional upon unmodified software and that the software is properly used on the hardware and with the operating system for which it was designed. The preceding warranty shall be void if failure of the software has resulted from accident, abuse, misapplication, or installation of any third party software that has not been approved by Merge Healthcare.  Upon the purchase of support services from Merge, such software warranty shall continue through the period of support purchased from Merge by higi.

4.           Hardware: Pass-Through of Manufacturer Warranties.  Merge Healthcare provides no warranty on hardware and instead assigns and will pass-through to higi, to the fullest extent permitted by law and by the terms and conditions of third-party manufacturer warranties, if any.  All manufacturer warranties on the hardware and this Agreement shall serve as an assignment from Merge Healthcare to higi of any such warranties.

5.	Additional Kiosks and Support Services Options.

a.	Additional Kiosk Procurement. For a period of five (5) years from the execution of this Agreement (the “Option Term”), higi may procure additional kiosks under the following terms.

i.
Purchase Option.  higi may purchase additional kiosks during this five (5) year term at a purchase price of [***]2 per additional kiosk.  Such price shall include a perpetual license to use of the software included with the kiosk.  In the event that the costs related to the specifications or Bill or Materials changes significantly from that set forth in Exhibit B and the cost of such materials is materially affected, the parties to this Agreement shall update the purchase price proportionally with the change in Bill of Materials.

ii.
Lease Option.  In the alternative to purchasing such additional kiosks, higi may lease additional kiosks for a lease term of five (5) years per kiosk at the amount of One Hundred Twenty-Five U.S. Dollars ($125) per month (inclusive of Optional Support Services), and will adjust proportionally with the change in Bill of Materials as provided in Section 7.a.i. In the event that higi chooses to lease any additional kiosks, the parties expressly acknowledge and agree that they will negotiate and execute an appropriate lease agreement at that time.

b.
Optional Support Services.  higi may at its option purchase support services from Merge at Merge’s current pricing of $30 per month, per kiosk.  Support services shall include labor, parts (replacement) and kiosk maintenance as needed plus an annual maintenance if no other service has been required.  Upon the purchase of these services from Merge, it shall also correct software bugs and performance issues at no additional cost to higi.  Support services also include software updates and upgrades.

__________________________
2 ***Confidential Treatment Requested.

Merge support pricing shall be offered at this price and shall not be subject to change for a period of five (5) years from the date hereof.  higi may exercise this option to purchase support services at any time during this five (5) year period at this pricing in any quantities desired.  In the event that higi elects to purchase such support services during this five (5) year period, higi shall provide thirty (30) days advance written notice of its desire to so exercise this option.  Upon receipt of such notice, Merge shall then invoice higi for the appropriate amount and such invoice shall be due and payable to Merge thirty (30) days in advance of the start of the support services.

6.           Mutual General Release.  Each Party on behalf of itself and any other party, person or entity claiming under or through it, hereby generally releases, discharges and acquits each other Party, and its respective current and former agents, servants, officers, directors, shareholders, employees, subsidiaries, divisions, branches, units, affiliates, parents, attorneys, successors, predecessors, heirs, personal representatives, and assigns (each of the foregoing, a “Released Party”), from all manners of action, causes of action, judgments, executions, debts, demands, rights, damages, costs, expenses, and claims of every kind, nature, and character whatsoever, whether in law or in equity, whether based on contract (including, without limitation, quasi-contract or estoppels), statute, regulation, tort (including, without limitation, intentional torts, fraud, misrepresentation, defamation, breaches of alleged fiduciary duty, recklessness, gross negligence, or negligence) or otherwise, accrued or unaccrued, known or unknown, matured, unmatured, liquidated or unliquidated, certain or contingent, that such releasing Party ever had or claimed to have, or now has or claims to have presently or at any future date, against any Released Party, provided, however, that neither Party shall be deemed released or discharged from its duties and obligations under this Agreement.

7.           Representations, Warranties and Acknowledgements.

a.	Merge represents and warrants to higi that the Kiosks are not be subject to any lien, encumbrance, or security interest of any third party.

b.
higi acknowledges that it has read this Agreement and has had a reasonable period of time to consider this Agreement.  higi further acknowledges that it understands all the terms and conditions of this Agreement and has knowingly and voluntarily agreed to those terms, which may not be changed.

8.           No Third-Party Beneficiaries.  This Agreement shall be for the benefit of the Parties, and none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party.  Nothing in this Agreement is intended to relieve or discharge the obligations or liabilities of any third party to any Party hereto or to give any third party any right of subrogation or action over or against any Party hereto.

9.           Governing Law.  This agreement and any question, dispute or other matter between the Parties with respect to or in connection with this agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.         Successors and Assigns.  All of the terms and provisions of this Agreement shall be binding upon and shall benefit, and be enforceable by, the successors and assigns of the Parties hereto.

11.         Entire Agreement.  This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof and supersedes any previous written or oral agreement in connection therewith.

12.         Execution.  This agreement may be executed in separate counterparts (including by electronic or facsimile transmission), all of which when so executed shall be deemed to constitute one and the same agreement.

By signing this letter, each of higi and Merge confirms that it has agreed to the terms and conditions set forth herein.

Very truly yours,

MERGE HEALTHCARE SOLUTIONS INC.

/s/ Justin Dearborn

Justin Dearborn
President & Chief Financial Officer

Acknowledged and agreed as to the foregoing.

higi llc

By:	/s/Khan M. Siddiqui, MD
Khan M. Siddiqui, MD
Its:	Chief Executive Officer

Date:  March 28, 2012

EXHIBIT A

KIOSKS

KMY120328650-[***]3 to [***]4

________________________
3 Confidential Treatment Requested.
4 Confidential Treatment Requested.

EXHIBIT B

Specifications and Bill of Materials
[***]5

________________________
5 ***Confidential Treatment Requested.

EXHIBIT C

BILL OF SALE

This Bill of Sale dated as of March 28, 2012 (the “Bill of Sale”) is made and delivered by Merge Healthcare Solutions Inc. (“Merge”) and higi llc (“higi”), in favor of higi.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Merge hereby sells, transfers and assigns to higi, all of its rights, title and interests to the Kiosks identified in Exhibit A hereto (the “Kiosks”), including, without limitation, all of Merge’s rights, claims and interests (including security interests and liens) arising under, related to or in connection the Agreement dated as of March 28, 2012.

This Bill of Sale and all matters relating hereto shall be governed by and construed in accordance with the internal laws of the State of Illinois.

Seller:      Merge Healthcare Solutions Inc.
200 East Randolph Street, Suite 2435
Chicago, Illinois  60601

Buyer:     higi llc
350 N. Orleans Street
Chicago, Illinois  60654

higi llc

By:	/s/ Khan M. Siddiqui, MD
Khan M. Siddiqui, MD
Its:	Chief Executive Officer
Date:	March 28, 2012